Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129136) pertaining to the 2005 Incentive Compensation Plan of Double Hull Tankers, Inc. of our report dated March 15, 2007, with respect to the consolidated financial statements of Double Hull Tankers, Inc. and our report dated March 31, 2006 with respect to the predecessor combined carve-out financial statements of OSG Crude both included in Double Hull Tankers, Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

New York, New York
April 2, 2007